UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 17, 2005

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Number)

1014 Vine Street

Cincinnati, OH 45201

(Address of principal executive offices)

Registrant’s telephone number: (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

1.01. Entry into a Material Definitive Agreement.

Determination of 2004 Bonus Payout

The Compensation Committee determined on March 15, 2005, the percentage of bonus payable under the 2004 bonus plan to the executive officers, including the named executive officers and, pursuant to authority of the board of directors, the Chief Executive Officer. The features of that plan are described in the Compensation Committee report in the Company’s 2004 Proxy Statement. In making its determination, the Committee reviewed the extent to which the Company had achieved or failed to achieve targets established by the Committee for 2004 Sales and EBITDA. The Committee also determined the extent to which bonus would be payable based on the objective established by the Committee at the beginning of 2004 for the development of strategic plans. The Committee determined that for each of the named executive officers, including the Chief Executive Officer, 55.174% of 2004 bonus potential was earned. As a result, bonuses will be paid as follows:

Name	2004 Bonus Earned
Joseph A. Pichler	$575,613
David B. Dillon	736,361
W. Rodney McMullen	468,979
Don W. McGeorge	468,979
Michael S. Heschel	297,940
Paul W. Heldman	275,870

Establishment of 2005 Bonus Plan

At a meeting of the Compensation Committee on February 25, 2005, management described the 2005 bonus plan for eligible participants other than officers. The Committee determined on March 15, 2005, terms of the 2005 bonus plan for the executive officers, including the named executive officers and the Chief Executive Officer.

The Committee, and in the case of Mr. Dillon, the board of directors, has established bonus potentials for each executive officer including the following:

Name	Bonus Potential
David B. Dillon	$1,375,000
W. Rodney McMullen	850,000
Don W. McGeorge	850,000
Michael S. Heschel	540,000
Paul W. Heldman	500,000

Under the 2005 bonus plan, the officers will earn a percentage of their bonus potentials based upon the extent to which the Company achieves 2005 targeted results in each of four areas. The areas, and the portion of bonus that will be determined by those results, are identical to the 2005 bonus plan for eligible participants other than officers. A description of the 2005 bonus plan is set forth on Exhibit 99.1 hereto.

Section 9—Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits:

99.1	Description of 2005 bonus plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

THE KROGER CO.

March 17, 2005	By:	/s/ Paul Heldman
Paul Heldman
Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Description of 2005 bonus plan.